UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2026

INOTIV, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, indiana	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	NOTV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Ninth Amendment to Credit Agreement; Bridge Facility

On May 14, 2026 (the “Ninth Amendment Effective Date”), Inotiv, Inc. (the “Company”) entered into a Ninth Amendment to Credit Agreement (the “Ninth Amendment”), which amends that certain Credit Agreement, dated as of November 5, 2021 (as previously amended, the “Existing Credit Agreement”), among the Company, as borrower, the subsidiary guarantors party thereto, the lenders party thereto and Acquiom Agency Services LLC, as successor administrative agent (the “Administrative Agent”) and as collateral agent (the “Collateral Agent”).

The Ninth Amendment provides for, among other things, a new bridge facility in the form of delayed draw term loan commitments in an aggregate principal amount of $40.0 million (the “Bridge Facility”), to be provided by certain lenders party to the Ninth Amendment (the “Bridge Facility Lenders”). The proceeds of the Bridge Facility will be used to repay in full all outstanding revolving loans (including the fee owed to consenting revolving lenders in connection with that certain Third Amendment to Credit Agreement dated as of January 9, 2023, which fee was previously deferred under the terms thereof), together with all accrued interest thereon through the Ninth Amendment Effective Date, to evaluate strategic alternatives in accordance with specified milestones set forth therein, to pay related fees, costs and expenses incurred in connection with the Ninth Amendment, and for working capital and general corporate purposes.

On the Ninth Amendment Effective Date, the Company borrowed $27.5 million in a term loan under the Bridge Facility, and used such proceeds to repay in full all outstanding revolving loans under the Existing Credit Agreement, together with all accrued interest thereon and deferred fees, which amounted to approximately $14.3 million, and all revolving commitments under the Existing Credit Agreement were terminated. Amounts repaid or prepaid under the Bridge Facility may not be reborrowed.

The obligations under the Bridge Facility are guaranteed by each of the Company’s subsidiary guarantors party to the Existing Credit Agreement (as amended by the Ninth Amendment, the “Amended Credit Agreement”) and are secured by the collateral pledged under the existing security documents, consisting of substantially all of the assets of the Company and the subsidiary guarantors. In connection with the Ninth Amendment, each loan party reaffirmed its obligations under the guarantees set out in the Amended Credit Agreement and reaffirmed each lien granted to the Collateral Agent for the benefit of the secured parties.

In connection with the Ninth Amendment, (i) the Bridge Facility Lenders received a closing fee equal to 1.00% of the aggregate amount of the Bridge Facility commitments, which fee was paid in-kind by capitalizing and adding such amount to the principal amount of the Bridge Facility on the Ninth Amendment Effective Date (the “Bridge Facility PIK Fee”), and (ii) each existing term lender consenting to the Ninth Amendment (such consenting lenders representing 100% of the existing term loans) received a consent fee (the “PIK Consent Fee”) equal to 2.50% of the aggregate outstanding principal amount of the term loans held by such lender, which PIK Consent Fee was similarly paid in-kind by capitalizing and adding such amount to the aggregate principal amount of such lender’s term loans on the Ninth Amendment Effective Date.

As part of the Ninth Amendment, the lenders modified certain financial covenants under the Existing Credit Agreement, including: (a) excluding testing for the first lien net leverage ratio covenant for the fiscal quarter ended March 31, 2026, and (b) with respect to the minimum fixed charge covenant ratio, excluding testing of such covenant for the fiscal quarter ended March 31, 2026, and setting such covenant at 1.00:1.00 for the testing period ending June 30, 2026 and each fiscal quarter ending thereafter. Additionally, the loan parties will not be subject to the minimum liquidity covenant under the Existing Credit Agreement through June 29, 2026. The Ninth Amendment also provides for a temporary waiver of any cross-default that may arise under the Amended Credit Agreement as a result of the Company’s failure to make the interest payment on its convertible senior notes described in Item 8.01 below through June 3, 2026.

The Ninth Amendment also requires the Company to comply with certain additional covenants, including adherence to specified milestones related to the Company’s evaluation of strategic alternatives, which require: (a) on or prior to the Ninth Amendment Effective Date, delivery of the Company’s budget to the Administrative Agent and the lenders, and (b) on or prior to June 3, 2026, the execution and delivery to the Administrative Agent and the lenders of a transaction support agreement, in each case unless waived, modified or extended in writing by the required lenders under the Bridge Facility. The Ninth Amendment also mandates the formation of a special committee of the Board, as further described in Item 5.02 below.

The Amended Credit Agreement contains usual and customary representations and warranties, affirmative and negative covenants, and events of default.

In connection with the Ninth Amendment, each loan party delivered a broad release of claims against the Administrative Agent, the Collateral Agent and each lender and their respective related parties, in each case arising out of or relating to the Existing Credit Agreement, the Amended Credit Agreement and the other loan documents and transactions contemplated thereby.

The Company’s entry into the Existing Credit Agreement was previously reported in its Current Report on Form 8-K filed with the SEC on November 5, 2021, as amended by the First Amendment (Form 8-K filed January 31, 2022), the Second Amendment (Form 8-K filed January 5, 2023), the Third Amendment (Form 10-K filed January 13, 2023), the Fourth Amendment (Form 10-Q filed May 15, 2024), the Fifth Amendment (Form 8-K filed June 4, 2024), the Sixth Amendment (Form 10-Q filed August 9, 2024), the Seventh Amendment (Form 8-K filed September 19, 2024), and the Eighth Amendment (Form 10-Q filed February 9, 2026).

The foregoing summary of the Ninth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Ninth Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated into this Item 1.01 by reference.

First Supplemental Indenture

On May 15, 2026, following receipt of consents from holders of a majority in aggregate principal amount of the Company’s outstanding 3.25% Convertible Senior Notes due 2027 (the “Convertible Notes”), the Company, as Issuer, BAS Evansville, Inc., as Guarantor, and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as Trustee entered into the First Supplemental Indenture (the “Supplemental Indenture”) to the indenture governing the Convertible Notes (the “Convertible Indenture”) to extend the applicable grace period in connection with the failure to make interest payments from thirty days to forty-four days.

The foregoing summary of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the complete text of the Supplemental Indenture, a copy of which is filed as Exhibit 4.1 hereto and incorporated into this Item 1.01 by reference.

Item 1.02. Termination of a Material Definitive Agreement.

As described in Item 1.01 of this Current Report on Form 8-K, in connection with the entry into the Ninth Amendment, all revolving commitments under the Existing Credit Agreement were terminated and all outstanding revolving loans were repaid in full on the Ninth Amendment Effective Date from the proceeds of the Bridge Facility. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers

On May 14, 2026, based on the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors (the “Board”) of the Company increased the size of the Board from seven to nine members, and appointed Eugene Davis and John T. Young, Jr. to the Board to fill the vacancies created by such increase. Mr. Davis was appointed to Class II of the Board, which term expires at the 2026 Annual Meeting of Shareholders of the Company, and Mr. Young was appointed to Class I of the Board, which term expires at the 2028 Annual Meeting of Shareholders of the Company.

Messrs. Davis and Young were appointed to the Board in connection with the entry into the Ninth Amendment as described above in Item 1.01, as independent directors to serve on the Special Committee of the Board (the “Special Committee”) established pursuant to the terms of the Amended Credit Agreement. Mr. Harrington, another independent member of the Board, was appointed to the Special Committee along with Messrs. Davis and Young, and Mr. Davis was designated as Chairperson of the Special Committee. The Special Committee has been delegated exclusive authority to review, negotiate and implement one or more potential recapitalization, reorganization, refinancing, or restructuring transactions, or other strategic alternatives including oversight of decision-making in connection with any such strategic alternatives. Each of Messrs. Davis, Harrington and Young will receive a fee of $40,000 per month for their service on the Special Committee. Mr. Harrington will continue to participate in the Company’s non-employee director compensation program, but Messrs. Davis and Young will not receive any compensation in connection with their Board service, other than the monthly fee for serving on the Special Committee.

In connection with their appointment to the Board and the Special Committee, on May 14, 2026, each of Messrs. Davis and Young entered into an Independent Director Agreement with the Company and its subsidiaries, and Mr. Harrington entered into a Special Committee Agreement with the Company in connection with his service on the Special Committee.

The foregoing summaries of the Independent Director Agreement with Mr. Davis, the Independent Director Agreement with Mr. Young and the Special Committee Agreement with Mr. Harrington do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, copies of which are filed as Exhibits 10.2, 10.3 and 10.4 hereto, respectively, and incorporated into this Item 5.02 by reference.

Messrs. Davis and Young were selected as directors pursuant to a recommendation of the Nominating/Corporate Governance Committee of the Board, in connection with the Company’s entry into the Ninth Amendment, which contemplates the establishment of a special committee of independent directors. The Board determined that each of Messrs. Davis, Young and Harrington is independent under Nasdaq listing standards and disinterested within the meaning of Indiana Code Section 23-1-35-1(h).

There are no family relationships between either of Messrs. Davis or Young and any of the Company’s directors or executive officers. Neither Mr. Davis nor Mr. Young has a direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Executive Retention Plan

The Compensation Committee of the Company’s Board of Directors approved an Executive Retention Plan (the “ERP”) and a Key Employee Retention Plan, subject to the Company’s entry into the Ninth Amendment.  The purpose of the plans is to incentivize certain key executives and employees to continue in the service of the Company and preserve and maximize the value of the Company’s business, for the benefit of the Company’s stakeholders. The Compensation Committee also considered the fact that, as previously disclosed, no cash bonuses were paid to the Company’s executive officers and other key employees related to fiscal 2025 performance, and therefore the Compensation Committee determined that the plans are important for retaining key talent of the Company. Payments under the plans are expected to aggregate up to $3,934,000.

The ERP covers the Company’s named executive officers, and provides that, upon the execution by each such officer of a participation agreement, he or she will receive a lump sum cash bonus payment of the following amounts: Mr. Leasure, $1.2 million; Ms. Taylor, $225,000; Dr. Sagartz, $125,000; Ms. Castetter, $225,000; and Dr. Hardy, $225,000, subject to clawback in accordance with the terms of the ERP.  Such payments are subject to clawback if the officer’s employment is terminated by the officer without good reason or by the Company for cause, in each case during a period of time ending on the earlier of (a) six months following the payment of the bonus and (b) in the event that the Company’s exploration of strategic alternatives results in a Chapter 11 filing under the Bankruptcy Code, 30 days following the Company’s emergence from such a bankruptcy case.

Plan and Agreement Amendments

On May 17, 2026, the Compensation Committee of the Company’s Board of Directors approved amendments to each of the Company’s Executive Change in Control Severance Plan (the “CIC Plan”), the Employment Agreement, dated as of January 27, 2022, by and between the Company and Robert Leasure, Jr. (the “Leasure Agreement”), and the Employment Agreement, dated as of October 5, 2018, by and between the Company and John E. Sagartz, (the “Sagartz Agreement”). The Compensation Committee amended each of the CIC Plan, the Leasure Agreement and the Sagartz Agreement to add an additional provision to the definition of “Good Reason” thereunder. In addition, the Leasure Agreement was amended to clarify the original intent of the sections related to a termination of Mr. Leasure’s employment without cause or by Mr. Leasure for good reason not in connection with a change in control, which is to provide that, upon such a termination event, Mr. Leasure would receive cash severance payments of one year of his base salary and an amount equal to his prorated target annual bonus for the year of termination.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 14, 2026, the Board approved certain amendments to the Company’s Fourth Amended and Restated Bylaws, effective as of that date, in the form of the Fifth Amended and Restated Bylaws. The amendments are related to Special Committee matters, including that the removal of any Special Committee member from the Special Committee shall require the unanimous vote of the members of the Board, other than the member of the Special Committee who is being considered for removal; that any amendment of the Special Committee’s charter shall require the unanimous vote of the Board; and that the Bylaws may not be amended, repealed, or otherwise modified in a manner which affects the rights, powers, or privileges of the Special Committee and its members without the unanimous vote of all members of the Board.

The foregoing description of the amendments is qualified in its entirety by reference to the text of the Fifth Amended and Restated Bylaws, a marked copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01. Other Events.

Convertible Notes

On April 15, 2026, the Company was required to make an interest payment of approximately $2.139 million under the Convertible Indenture and was entitled to a grace period thereunder through and including May 15, 2026.

On May 15, 2026, the Company, BAS Evansville, Inc. and U.S. Bank Trust Company, National Association, entered into the Supplemental Indenture, which extended the grace period in respect of the failure to make interest payments from thirty days to forty-four days, thereby extending the foregoing grace period through and including May 29, 2026.

Privacy Class Actions

As previously disclosed, the Company has been a party to three putative class actions filed in the United States District Court for the Northern District of Indiana (the “Federal Actions”) relating to the cybersecurity incident experienced in August 2025 (the “Cybersecurity Incident”), in which a threat actor gained unauthorized access to the Company’s systems and may have acquired certain data. On March 14, 2026, (a) the Federal Actions were dismissed without prejudice, and (b) the same plaintiffs who filed the Federal Actions filed a putative class action in the Marion Superior Court, Marion County, Indiana under the caption Doyal, et al. v. Inotiv, Inc., Case No. 49D01-2604-CE-020713 (the “Indiana State Court Action”) on behalf of the same class of persons identified in the Federal Actions. The Indiana State Court Action generally alleged the same claims as the Federal Actions, namely that the plaintiffs and the proposed class members were harmed when their personally identifying information and protected health information were impacted by the Cybersecurity Incident.

On May 13, 2026, the Company entered into a Settlement Agreement and Release that resolves the claims of the plaintiffs and the proposed class in the Indiana State Court Action (the “Proposed Cybersecurity Incident Settlement”). The Company entered into the Proposed Cybersecurity Incident Settlement to eliminate the uncertainty, burden and expense of protracted litigation. The Proposed Cybersecurity Incident Settlement does not assign or reflect an admission of wrongdoing or liability by the Company, which denies any wrongdoing. The Proposed Cybersecurity Incident Settlement is subject in all respects to court approval and there can be no assurance that the court will approve the Proposed Cybersecurity Incident Settlement.

Under the terms of the Proposed Cybersecurity Incident Settlement, the members of the putative class, which is expected to consist of all persons who received a notice from the Company following the Cybersecurity Incident stating that such persons’ personally identifiable information may have been compromised, can make claims for (a) compensation for lost time attributable to the Cybersecurity Incident, (b) the recovery of ordinary expenses incurred in connection with the Cybersecurity Incident, (c) the recovery of extraordinary losses incurred in connection with the Cybersecurity Incident, or (d) in lieu of the settlement benefits stated in (a), (b) and (c), an alternative cash payment. All such class benefits are subject to certain monetary caps and verification by a third-party settlement administrator. In addition to the benefits outlined above, class members can elect to make a claim for two years of credit monitoring services. Plaintiffs will seek an award of attorneys’ fees and costs and expenses not to exceed $275,000, as well as service award payments for the class representatives.

If approved by the court, the Proposed Cybersecurity Incident Settlement will fully resolve the Indiana State Court Action. The Company expects that all payments required by the Proposed Cybersecurity Incident Settlement will be fully funded by available insurance.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

3.1	Fifth Amended and Restated Bylaws of Inotiv, Inc. as amended through May 14, 2026 (marked to show amendments)

4.1	First Supplemental Indenture, dated as of May 15, 2026, among Inotiv, Inc., BAS Evansville, Inc., and U.S. Bank Trust Company, National Association

10.1	Ninth Amendment to Credit Agreement, dated as of May 14, 2026, among Inotiv, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Acquiom Agency Services LLC, as administrative agent and collateral agent

10.2	Independent Director Agreement, dated as of May 14, 2026, between Eugene Davis and Inotiv, Inc.

10.3	Independent Director Agreement, dated as of May 14, 2026, between John T. Young, Jr. and Inotiv, Inc.

10.4	Special Committee Agreement, dated as of May 14, 2026, between Michael Harrington and Inotiv, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INOTIV, INC.

Date: May 18, 2026	By:	/s/ Beth Taylor
Beth Taylor
Chief Financial Officer,
Executive Vice President